Exhibit (l)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NY 10036-6522
(212) 735-3000
February 21, 2007
Highland Distressed Opportunities, Inc.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

Re:	Highland Distressed Opportunities, Inc. Rule 462(b) Registration Statement
Ladies and Gentlemen:
     We are acting as special counsel to Highland Distressed Opportunities, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering by the Company of up to 2,550,000 shares (including shares subject to an over-allotment option) (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Shares”).
     This opinion is being furnished in accordance with the requirements of Exhibit (l) of the above-captioned Form N-2 Registration Statement of the Company under the Securities Act of 1933, as amended (the “1933 Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s notification of election on Form N-54A pursuant to Section 54(a) under the Investment Company Act of 1940, as amended (the “1940 Act”), to be a business development company, dated September 19, 2006 (the “Notification of Election”), as filed with the Securities and Exchange Commission (the “Commission”) on September 19, 2006; (ii) the Registration Statement of the Company on Form N-2 (File No. 333-137435) as filed with the Commission on September 19, 2006 under the 1933 Act; (iii) Pre-Effective Amendment No. 1 to the Registration Statement as filed with the Commission on January 18, 2007; (iv) Pre-Effective Amendment No. 2 to the Registration

Highland Distressed Opportunities, Inc.
February 21, 2007

Statement as filed with the Commission on February 5, 2007; (v) Pre-Effective Amendment No. 3 to the Registration Statement as filed with the Commission on February 16, 2007; (vi) Pre-Effective Amendment No. 4 to the Registration Statement as filed with the Commission on February 21, 2007 (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (vii) the Registration Statement filed pursuant to Rule 462(b) under the 1933 Act, as filed with the Commission on the date hereof (the “Rule 462 Registration Statement”); (viii) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, as issuer, Highland Capital Management, L.P., as investment adviser to the Company, and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”), filed as an exhibit to the Registration Statement; (ix) a specimen certificate representing the Common Shares; (x) the Amended and Restated Certificate of Incorporation of the Company and a Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Secretary of the State of Delaware on November 13, 2006 and February 2, 2007, respectively; (xi) the Bylaws of the Company, filed as an exhibit to the Registration Statement; and (xii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us and that the share certificates representing the Shares will conform to the specimen examined by us and will be signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than Delaware corporate law.
     Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement becomes effective under the 1933 Act; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and

Highland Distressed Opportunities, Inc.
February 21, 2007

registrar, and have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Shares as contemplated by the Underwriting Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinions” in the Prospectus incorporated by reference into the Rule 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.
Very truly yours,
/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP